UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 15, 2014

NOBLE ENERGY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-07964	73-0785597
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

1001 Noble Energy Way Houston, Texas		77070
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (281) 872-3100
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2014, Noble Energy, Inc. (the “Company”) announced that Charles D. Davidson, Chairman and Chief Executive Officer of the Company, plans to retire from the Company effective May 1, 2015 and will leave the Board of Directors of the Company at that time. Mr. Davidson, age 64, has served as Chief Executive Officer and Director since joining the Company in 2000. The Company also announced that the Board will propose the election of David L. Stover as a director of the Company at its April 22, 2014 organizational meeting following the Annual Meeting of Stockholders, and that the Board intends to appoint Mr. Stover as Chief Executive Officer in October 2014. Mr. Davidson will serve as the Company's Chairman until the 2015 Annual Meeting.

Mr. Stover, age 56, currently serves as the Company’s President and Chief Operating Officer, a position he has held since April 2009. Prior to that time, he was Executive Vice President and Chief Operating Officer of the Company beginning in August 2006. Mr. Stover joined the Company in 2002 and has served in various senior management capacities, including Senior Vice President of North America and Business Development and Vice President of Business Development. Prior to joining the Company, he held various positions with BP America, Inc., Vastar Resources, Inc., and Atlantic Richfield. He holds a bachelor’s degree in petroleum and natural gas engineering from Pennsylvania State University and has approximately 35 years of industry experience.

A press release announcing the Company’s management succession plan has been filed as Exhibit 99.1 to this current report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed as part of this current report on Form 8-K:

99.1	Press release dated April 15, 2014.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOBLE ENERGY, INC.
Date: April 15, 2014	By:	/s/ Arnold J. Johnson
Arnold J. Johnson
Senior Vice President, General Counsel & Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press release dated April 15, 2014.